For Immediate Release

Investor Contact:
Inspire Pharmaceuticals, Inc.
Jenny Kobin
VP, Investor Relations and Corporate Communications
(919) 941-9777, Extension 219

Media Contact:
BMC Communications
Dan Budwick
(212) 477-9007, Extension 14

INSPIRE ANNOUNCES PROGRESS IN CYSTIC FIBROSIS PROGRAM

- Results of Pediatric Phase 2 Safety Trial Presented
at North American Cystic Fibrosis Conference -

DURHAM, NC -- November 3, 2006 -- Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today several updates in its development program for denufosol tetrasodium for the treatment of cystic fibrosis (CF).

A poster presentation entitled "Safety and Tolerability of Denufosol Inhalation Solution: Results of a 28-Day Phase 2 Study in 5-7 Year Old Patients with CF" is being presented today by Inspire scientists and collaborators at the 2006 North American Cystic Fibrosis Conference being held November 2-5, in Denver, Colorado. This Phase 2, double-blind, randomized, placebo-controlled, parallel group trial compared two doses of denufosol tetrasodium inhalation solution to placebo over 28 days of dosing in 13 CF patients, five to seven years of age. Results presented today demonstrate that both the 20 mg and 60 mg doses of denufosol administered three times daily were well tolerated, with a safety profile similar to placebo. The most common adverse event in the trial was cough, which occurred in 50% of patients on denufosol and 40% of patients on placebo. There were no serious adverse events or patient withdrawals during the trial. In addition, results demonstrated that children in this age group were able to reliably perform the lung function tests to measure FEV1. The trial provides evidence for the feasibility of studying 5-7 year old CF patients and supports the inclusion of this patient population in Phase 3 trials.

Following Inspire's End-of-Phase-2 meeting held with the U.S. Food and Drug Administration (FDA) in January 2006, the Company announced that it is required to conduct a single two-year inhalation carcinogenicity study in one animal species. The protocol for this study has been reviewed by the FDA's Carcinogenicity Assessment Committee and the study was initiated in rats in November 2006. The time from initiation to receipt of the final study report is expected to be up to three years.

In late July 2006, Inspire announced the initiation of TIGER-1, the first of two planned Phase 3 clinical trials, which is a randomized, double-blind comparison of 60 mg of denufosol to placebo by inhalation three times daily in approximately 350 CF patients. The trial is designed to include a 24-week efficacy treatment period, followed by a 24-week safety extension period. Of the 70 sites targeted for inclusion in the study, more than 50% are now prepared to begin enrollment and approximately 20% have begun enrolling patients.

Inspire is planning to initiate a small clinical trial to enhance the scientific data regarding the mechanism of action of denufosol. The single-dose trial is designed as a double-blind, two-way crossover evaluation of the effects of 60 mg of denufosol on mucociliary clearance, compared to placebo, in 12 patients with CF lung disease. Inspire expects to initiate the trial in the next several months.

"We are making steady progress in our CF program and expect to provide further updates on progress in our TIGER-1 trial when the majority of sites have begun actively enrolling," said Christy L. Shaffer, Ph.D., President and CEO of Inspire.

About Inspire
Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently developing drug candidates for dry eye, cystic fibrosis and allergic rhinitis. Inspire's U.S. specialty sales force promotes Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information, visit www.inspirepharm.com.

Forward-Looking Statements
The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made regarding the timing or outcome of the inhalation carcinogenicity study, enrollment in the TIGER-1 trial, the timing or outcome of the 12-patient trial regarding mechanism of action of denufosol, or the timing of updates regarding the TIGER-1 trial. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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